FOR IMMEDIATE RELEASE

   July 1, 2008

               Contact:   Rosemarie Faccone

         Susan Jordan

         732-577-9997

UMH PROPERTIES, INC. DECLARES DIVIDEND

FREEHOLD, NJ, July 1, 2008…...........Eugene W. Landy, Chairman of the Board of UMH Properties, Inc. (AMEX:UMH) announced that, on July 1, 2008, the Board of Directors declared a quarterly dividend of $0.18 per share payable September 15, 2008 to shareholders of record at the close of business August 15, 2008.

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New York, New Jersey, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.  UMH has been in operation since 1968, operating as a public company since 1985.

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